Exhibit 10.2

Labor Contract

Confidential

Party A (Employer) Sunshine Insurance Brokerage (Shanghai) Co., Ltd.

Registered Address: Room 201, 2/F, No. 6, Lane 727, Wuxing Road, Pudong New Area 201204, Shanghai

Mailing Address: Room 201, 2/F, No. 6, Lane 727, Wuxing Road, Pudong New Area 201204, Shanghai

Legal Representative: ___________          Tel.: ___________

Party B (Employee): __________         Gender: ___________     Phone Number: _______

ID Card No.: ___________         Education Background: ___________

Residential Address: _____________________________________________________

Domicile Address: _____________________________________________________

WeChat ID: _______________________________________________________

Emergency Contact: ___________         Relationship: ___________      Phone Number: _______

Note:	1.	The contents of this Contract shall be filled out in blue or black ink, and shall not be replicated or duplicated;

2.	This Contract shall be signed by the parties to take effect, and any cross-out or correction shall be signed or sealed by the parties for approval;

3.	All manually filled content shall be sealed by Party A for confirmation;

4.	The original of this Contract must be sealed on the perforation to show that it is unique and strictly confidential.

In accordance with the Contract Law of the People’s Republic of China, the General Principles (Provisions) of the Civil Law of the People’s Republic of China and other laws and regulations and the rules and regulations formulated by Party A, Party A and Party B enter into this Contract on an equal and voluntary basis and by consensus, and shall abide by the terms and conditions set forth herein.

Any existing labor contract between Party A and Party B concerning the rights and obligations related to labor relationship shall be automatically terminated upon the effective date of this Contract, and the exercise and performance of the rights and obligations related to labor relationship between the parties shall be governed by this Contract and the rules and regulations legally formulated and published by Party A.

I. Term

Article 1 Upon Party B’s proposal, Party A agrees to the term of labor contract with Party B in the form (I) below:

(I)	Fixed term: from ____ to ____, including the probationary period from ______/______to _____/_____;

(II)	Unfixed term: from ________until termination by law or as agreed in this Contract.

(III)	Until the completion of ________task, which is marked by________.

Article 2 During the probationary period, if Party B asks for sick leave, personal leave, etc., the probationary period shall be extended accordingly. During the probationary period, Party A may evaluate any matter of Party B to determine whether Party B meets the employment conditions. If Party B fails to pass the probation evaluation or fails to meet the employment conditions, Party A shall have the right to immediately terminate this Contract.

Article 3 In accordance with Article 41, if the service period of Party B stipulated in the training agreement or other service agreement signed by Party A and Party B during the term hereof is longer than the term hereof, the term hereof shall be extended to the end of the service period stipulated in the training agreement or other service agreement.

II. Working Position and Location

Article 4 According to the production and operation needs of Party A, Party B agrees to accept Party A’s arrangement to hold the position of ________ and work at the location of: _____________________.

Article 5 Party B warrants to complete the tasks on time with quality and quantity guaranteed according to the defined responsibilities and standard requirements. Without the written permission of Party A, Party B shall not take part-time jobs in other units.

Article 6 Party A may adjust Party B’s position, department, title, responsibilities and working location according to the needs of production, operation and management, or Party B’s performance, working ability and physical condition. Party B shall be willing to comply with the allocation and management of Party A, complete the specified amount of work on time, and meet the specified quality standards. If Party B’s position, title or responsibilities are changed, his/her remuneration shall be appropriate to the position, title and responsibilities after the change; Party A may increase or decrease Party B’s remuneration accordingly.

III. Working Time, Rest and Leave

Article 7 The parties agree to Party B’s working time system in the form (I) below:

(I) Standard working time system. Party B shall work no more than 8 hours a day (excluding lunch time) in Party A, and no more than 40 hours a week on average. Specific working time shall be subject to Party A’s relevant regulations.

(II) Flexible working time system. With reference to the standard working time system, flexible working time and rest systems shall be implemented, including centralized work, centralized rest, stagger holidays or exchanged holidays, flexible working time and other appropriate ways, to ensure the completion of Party A’s production and work tasks and Party B’s right to rest and leave. Specific working time shall be subject to Party A’s relevant regulations.

(III) Comprehensively calculated working time system. Party A shall comprehensively calculate Party B’s working time on a weekly, monthly, quarterly or annual basis. Party B’s average daily working time and average weekly working time shall be basically the same as the legal standard working time.

If Party A does not implement the non-standard working time system for Party B when this Contract is signed, but thereafter Party A obtains the approval of the non-standard working time system for Party B’s position from the relevant labor authority and notifies Party B, such non-standard working time system shall be implemented for Party B.

Article 8 Party A shall guarantee Party B’s right to rest and leave according to law, and shall arrange rest and leave for Party B in accordance with relevant regulations of the state and Party A. Party B shall comply with the relevant regulations of Party A and go through the leave formalities when requesting any leave.

Article 9 If Party A really needs to extend working time or overtime work on rest days or statutory holidays due to production and operation, Party B shall obey the arrangement and complete the task if there are no special reasons. Party A shall, depending on the circumstance, arrange equal time for compensatory leave or pay overtime pay in accordance with laws and regulations and Party A’s regulations.

Article 10 Party B shall submit a written application to Party A for overtime work. It shall not be deemed as overtime work without approval, and Party B shall not have the right to ask Party A for overtime remuneration or compensatory leave.

Article 11 Party B shall be entitled to paid annual leave after one year of accumulated service. The specific number of days shall be subject to relevant national regulations and Party A’s rules and regulations.

IV. Remuneration

Article 12 Party B’s basic salary shall be RMB _______ /month before tax. Party A (or the personnel agency entrusted by Party A) shall pay Party B the salary of the previous month in monetary form before the 5th day of each month.

Article 13 The post wage base of Party B shall be RMB 0 /month before tax. Party A (or the personnel agency entrusted by Party A) shall pay Party B the post wage of the previous month in monetary form before the 5th day of each month. Post wage payment and adjustment shall be governed by the Basic Law of Sales Personnel Management and other performance-related pay systems.

Article 14 Party B’s basic salary and post wage base shall be adjusted according to the pay plan formulated by Party A during the term hereof. Party A may adjust Party B’s wage level according to the actual business situation, Party B’s job examination results, performance, reward and punishment records, and position changes, but it shall not be lower than the local minimum wage.

Article 15 Employees shall enjoy bonuses, commissions and year-end bonuses according to the Company’s performance, market conditions and employees’ job performance and performance, etc. However, the setting, calculation and implementation of the above awards shall be determined by the Company without any warranties, and the Company shall have the right to adjust or cancel them according to its business conditions. The above awards shall be available to employees who are still in service on the award date, and no longer available to employees who have resigned on the award date.

Article 16 Year-end bonus means the bonus that Party A may appropriately pay Party B separately based on the terms hereof in accordance with the Company’s performance management regulations and in combination with personal work and performance. The amount, composition, form and payment time of year-end bonus shall be determined by the Company.

Article 17 Party A shall pay social insurance and individual income tax for Party B according to national and local laws and regulations. Party A shall deduct the social insurance and individual income tax payable by Party B from Party B’s salary.

Article 18 Party A shall pay basic salary to Party B during statutory holidays, annual leave, marriage leave and funeral leave, and social activities according to law.

Article 19 If both parties renew this Contract, unless otherwise agreed, the salary in the month when the term of this Contract expires shall prevail.

Article 20 Statutory leave pay shall be calculated in accordance with government regulations; non-statutory leave pay shall be calculated in accordance with the existing Employee Manual.

V. Labor Protection, Working Conditions and Occupational Hazard Protection

Article 21 Party A shall provide Party B with necessary working conditions and tools, formulate and standardize the safety operation rules and labor safety and health system. Party A shall, in accordance with the provisions of relevant national and local authorities, organize Party B to have a health examination on a regular basis and strive to prevent occupational hazard.

Article 22 Party A shall be responsible for educating Party B on ideology and politics, professional ethics, business technology, labor safety and health and related regulations.

Article 23 Party B undertakes to strictly abide by Party A’s work rules, operation procedures, labor safety and health system, and consciously prevent accidents and occupational diseases.

VI. Labor Discipline

Article 24 Party B shall strictly abide by and implement the provisions of national and local laws and regulations, as well as the rules and regulations and the Employee Manual formulated by Party A, obey the reasonable instructions and decisions of Party A, and perform his/her duties diligently and faithfully.

Article 25 Party A shall have the right to manage, supervise, inspect, reward and punish Party B in accordance with national and local laws and regulations and Party A’s rules and regulations.

VII. Performance, Modification, Rescission, Termination and Renewal of this Contract

Article 26 Both parties shall fully perform their respective obligations in accordance with the provisions of this Contract and other special agreements. Party B shall be willing to strictly abide by and implement the rules, regulations and working procedures formulated by Party A, keep Party A’s trade secrets strictly confidential, abide by professional ethics, take good care of Party A’s property, actively participate in the training organized by Party A, strive to improve his/her professional and technical skills, and complete his/her job.

Article 27 Rules and regulations formulated by Party A according to law shall have the same legal effect as this Contract. Party B confirms that he/she has been aware of Party A’s rules and regulations and is willing to abide by them consciously and strictly.

Article 28 During the performance of this Contract, Party A may formulate new rules and regulations or revise existing rules and regulations according to management needs and legal procedures. If this Contract is inconsistent with the revised or new rules and regulations, Party B agrees to comply with the revised or new rules and regulations of Party A.

Article 29 Party A’s rules and regulations may be published on the Company’s Intranet, or through emails, training, meetings, notices, circulars and other forms. Party B shall have the obligation to take the initiative to get informed of Party A’s rules and regulations. Party B undertakes to review the latest rules and regulations published by Party A at least once a week during work. Party B shall not refuse to comply with any rules and regulations on the grounds that he/she does not know such rules and regulations.

Article 30 If Party B violates this Contract or Party A’s rules and regulations, Party A may, in accordance with this Contract and Party A’s rules and regulations, take administrative actions against Party B, impose economic penalties on Party B or ask Party B to compensate for losses, or even rescind this Contract.

Article 31 During the performance of this Contract, Party A may unilaterally modify the relevant contents of this Contract under the following circumstances:

(I) Party B has any of the circumstances listed in Article 31 hereof;

(II) Party B is ill or injured, and unable to engage in the original work after the expiration of medical treatment period;

(III) Party B is not competent for the work;

(IV) The objective circumstances based on which this Contract is concluded have changed significantly, which makes it impossible to perform this Contract.

Article 32 Party B may rescind this Contract by giving a written notice to Party A 30 days in advance. During the probationary period, this Contract may be rescinded upon a written notice to Party A three days in advance.

Article 33 If Party B leaves the Company without prior written notice to Party A, Party A may rescind this Contract on the grounds of Party B’s absence from work. If Party B leaves the Company without authorization, which affects Party A’s business or causes economic losses, Party B shall compensate Party A for the corresponding economic losses.

Article 34 Party B may rescind this Contract under any of the following circumstances:

(I)	Party A fails to provide labor protection or working conditions as agreed in this Contract;

(II)	Party A fails to pay remuneration in full and on time without valid reasons;

(III)	Party A fails to pay social insurance for Party B according to law;

(IV)	Party A’s rules and regulations violate laws and regulations and damage Party B’s rights and interests;

(V)	This Contract becomes invalid due to Party A;

(VI)	Other circumstances under which Party B may rescind this Contract according to laws and administrative regulations.

Article 35 Under any of the following circumstances, Party A may rescind this Contract at any time without paying any indemnity or compensation:

(I)	During the probationary period, it is proved that Party B does not meet the employment conditions;

(II)	Party B conceals or provides false and inaccurate personal information and materials to the Company during the application process;

(III)	Party B is seriously derelict in his/her duty, practices fraud or is engaged in malpractice, adversely affecting the Company’s reputation or causing economic losses to the Company;

(IV)	Party B has labor relationship with other employers at the same time;

(V)	Party B has a business or association relationship with an individual or organization that has a competitive relationship or business relationship with the Company, which may lead to a conflict of interest, but Party B fails to report it;

(VI)	Party B is investigated for criminal responsibility, reeducated through labor, forced into drug rehabilitation, taken in for education by labor organs, placed under administrative detention, etc.;

(VII)	This Contract becomes invalid due to Party B;

(VIII)	Party B seriously violates the Company’s labor discipline, the Employee Manual or other rules and regulations.

Serious violation of the Company’s labor discipline as mentioned in this article includes but is not limited to the following:

1. Any act of deception, falsehood or dishonesty, regardless of its extent;

2. Refusing to obey work arrangements or instructions without valid and practical reasons;

3. Intentional or gross negligence disclosure;

4. Stealing or misappropriating property, goods or information of the Company or others;

5. Threatening, intimidating or defaming superiors, subordinates or other colleagues;

6. Arriving late or leaving early for more than 10 times within a month;

7. Absent from work for more than 2 consecutive days or 3 cumulative days (including 3 days, within 12 months from the date of the first absence);

8. Criticized twice by company-level notification or three times by department-level notification;

9. Participating in or abetting fighting, or having loud arguments, verbal abuse, physical conflict or other bad conduct in the office;

10. Sexual harassment of employees or customers;

11. Accepting bribes from employees or suppliers;

12. Misconduct that causes significant damage to Party A’s reputation, including publishing information and statements about Party A to the public or media without authorization;

13. Making improper or false promises to customers;

14. Acts contrary to good faith, public order and good customs, which are not corrected within the time limit upon request by Party A, or still contrary to good faith, public order and good customs after correction, or serious violation of good faith, public order and good customs;

15. Conduct that violates the professional ethics of the post;

16. Other serious violations of labor discipline as determined by Party A in accordance with laws, relevant rules and regulations, practices or recognized standards.

Article 36 Party A and Party B may rescind this Contract by consensus.

Article 37 Under any of the following circumstances, Party A may rescind this Contract after giving a written notice to Party B 30 days in advance or paying Party B one additional month’s salary:

(I) Party B is ill or injured not due to work, and cannot engage in the original work or other work arranged by Party A after the medical treatment period expires;

(II) Party B is not competent for the work, and after training or adjustment of the position, is still not competent for the work;

(III) The parties fail to reach an agreement on the modification of this Contract through negotiation according to the modification terms stipulated in this Contract;

(IV) Party A is subject to major changes in objective circumstances such as merger, division, joint venture, transfer (transformation), change in the line of production, technological innovation, adjustment of business mode, internal organization cancellation or merger or division, serious difficulties in operation, relocation for pollution prevention, etc., or for the above reasons, Party B’s production and position disappear, resulting in the failure to perform this Contract.

Article 38 This Contract shall be terminated under any of the following circumstances:

(I)	The term of this Contract expires;

(II)	Party B has completed the tasks agreed with Party A under the labor contract with a term until completion of a certain amount of work;

(III)	Party B begins to enjoy basic pension insurance benefits according to law;

(IV)	Party B dies or is declared dead or missing by a people’s court;

(V)	Party A ceases to operate after the term of operation expires;

(VI)	Party A is declared bankrupt according to law;

(VII)	Party A’s business license is revoked, Party A is ordered to close down or cancel, or Party A decides to dissolve in advance;

(VIII)	Other circumstances as provided by laws and administrative regulations;

(IX)	If the termination or rescission of this Contract involves economic compensation, it shall be governed by the relevant national provisions.

Article 39 Where Party A is reorganized in accordance with the provisions of the Bankruptcy Law, or more than 20 employees should be laid off according to legal requirements, Party A may reduce the number of employees after explaining the situation to the trade union or all employees 30 days in advance, listening to the opinions of the trade union or employees, and reporting the reduction plan to the labor administrative department.

Article 40 Under any of the following circumstances, Party A shall not rescind this Contract in accordance with Article 33:

(I)	Party B is engaged in occupational-disease-inductive operations and fails to take pre-departure occupational health examination, or is suspected of occupational disease and under diagnosis or medical observation;

(II)	Party B suffers from occupational disease or work-related injury at Party A and is confirmed to lose or partially lose the ability to work;

(III)	Party B is ill or injured not due to work, and it is during the prescribed medical treatment period;

(IV)	Party B (if Party B is a female) is during pregnancy, perinatal period or lactation period;

(V)	Party B has worked for Party A continuously for at least 15 years, and has less than five years from the statutory retirement age;

(VI)	Other circumstances as provided by laws and administrative regulations.

Article 41 Under any of the following circumstances, Party A shall have the right to suspend the termination procedures:

(I)	The economic losses caused to Party A have not been fully compensated;

(II)	The case has been examined by the relevant state organs according to law and has not yet been concluded;

(III)	There is a special agreement with Party A on funding training, the service period has not expired and the liability for breach is not borne as agreed;

(IV)	The termination procedures are not completed as agreed by both parties and required by Party A.

Article 42 This Contract may be renewed upon mutual consent of both parties prior to the expiration of the term hereof, and the renewal procedures shall be completed prior to the expiration of the term hereof. If the term of this Contract expires and both parties fail to reach an agreement on the renewal but still have labor relationship, this Contract shall be deemed to be automatically renewed, provided that the term of renewal shall not exceed one month. If Party B fails to renew this Contract upon the expiration of the automatic renewal period, Party B shall be deemed to have voluntarily terminated the labor relationship.

Article 43 Where the term of this Contract expires, and any of the circumstances specified in Article 42 of the Labor Contract Law occurs, this Contract shall be automatically renewed until the corresponding circumstance disappears.

VIII. Economic Compensation and Indemnity

Article 44 If Party A rescinds this Contract in violation of national regulations and provisions hereof, or this Contract becomes invalid due to Party A, causing losses to Party B, the economic compensation and indemnity shall be paid according to relevant national and local regulations.

Article 45 If Party B rescinds this Contract in violation of national regulations, this Contract and relevant special agreements, or this Contract becomes invalid due to Party B, or Party B conceals the fact and takes a part-time job in other employer during the term of this Contract, causing economic losses to Party A, Party B shall be willing to unconditionally compensate Party A for the following losses:

(I)	Fees paid by Party A for recruiting or hiring Party B;

(II)	Training fees paid by Party A for Party B;

(III)	Economic losses caused to production, operation and work;

(IV)	Arbitration or litigation fees paid by Party A;

(V)	Lawyer’s fees paid by Party A, accommodation, catering, transportation, communication, evidence collection and other expenses incurred in handling arbitration, litigation and related matters;

(VI)	Other compensation that can be obtained by the employer as agreed in this Contract and relevant special agreements, or in accordance with relevant national and local regulations.

If Party B fails to pay or delays in paying liquidated damages or compensation to Party A, Party A may deduct from the salary or bonus due to Party B according to law. Party B understands that clearing the claims and debts of both parties is part of the work handover when Party B leaves the Company.

Article 46 During the term hereof, if Party A funds training or provides other financial support to Party B (including but not limited to overseas investigation, educational subsidy, housing and other special subsidies), both parties may enter into a separate Training Agreement or other relevant agreements to stipulate the service period and liquidated damages. If no other agreement is concluded, the service period shall be five years after the end of the training or the beginning of the financial support. The amount of liquidated damages shall be the total amount of the expenses incurred in the training or financial support, and decreased year by year based on the service life.

Article 47 If Party A terminates the labor relationship for reasons attributable to Party B before the expiration of the service period, Party B shall still be liable for compensation.

IX. Confidentiality and Non-Competition

Article 48 In the course of work, Party B may come into contact with the trade secrets and relevant intellectual property of Party A (including Party A’s affiliated enterprises), so both parties shall clarify the ownership of the functional results (as defined below) that Party B may create while employed by Party A and stipulate other matters related to intellectual property, confidentiality obligations and non-competition.

Article 49 Definitions

(I) Results: all inventions and creations, utility models, appearance designs, discoveries, designs, processes, formulas, innovations, developments, and improvements that are patentable or not, works that enjoy or do not enjoy copyright (including but not limited to literary works, fine arts, graphic works, model works, computer software, articles, reports, drawings, technical drawings, blueprints, advertising, marketing materials, logos, etc.), technical know-how, and trade secrets;

(II) Functional results: all results conceived, created, developed, implemented or expressed in a tangible form by Party B alone or jointly with others during the period of his/her employment by Party A (including any employment period prior to the date hereof and within one year after his/her resignation, retirement or job transfer), which meet at least one of the following two conditions:

1. Involving any aspect of the business of Party A (including Party A’s affiliated enterprises);

2. Constituting works for hire, service inventions or creations or other employee-developed technology in accordance with the provisions of applicable laws and regulations.

(III)	Corporate business: all business engaged by Party A or its affiliated companies, including but not limited to all current or future research and development;

(IV)	Results owned by the Company: functional results and all other results transferred to Party A in accordance with Paragraph 2, Article 44 hereof;

(V)	Copyright: as defined in the Copyright Law of the People’s Republic of China and the Regulations on the Protection of Computer Software;

(VI)	Confidential information: including technical information and business information, including but not limited to the following:

1. Engineering design drawings and design sketches, research data and research-related data, etc.;

2. Product plan, products, services, customer list and customers (including but not limited to Party A’s customers whom Party B has visited or become familiar with during his/her business dealings during his/her tenure);

3. Other information, including other business information, management information and technical information related to Party A’s competition and benefits, such as marketing plans, accounting and financial statements, price schemes, distribution schemes, source information, databases, technical indicators, technical reports, testing reports, operation manuals, technical files, important management methods, relevant correspondence, tenders, business collaboration and business transactions, markets, software, inventions, procedures, formulations, technologies, designs, data, drawings, hardware management, computer programs, business plans, financial budgets and business information, etc.;

4. Information not owned by Party A which Party A possesses and shall keep confidential.

Article 50 Party B agrees to disclose all the functional results to the Company in the form specified by Party A immediately after they are produced (but in any case no later than 30 days after the functional results are produced).

Article 51 Rights to the results

(I) All functional results shall be the sole property of Party A (including Party A’s affiliated enterprises), and all copyrights of functional results, all rights to apply for patents and all patent rights granted in respect of functional results, and all other industrial property and intellectual property related to functional results shall be vested in Party A throughout the world;

(II) Both parties confirm that Party A shall not pay any reward or remuneration to Party B after profits are made from the transformation of all functional results as agreed herein.

(III) For the results in which Party B has any interests (including ownership and other interests) currently or at any time during the term of employment, Party B hereby transfers such interests to Party A (including Party A’s affiliated enterprises). Party B represents and warrants that all results in which Party B has any interests are subject to the provisions of this Contract, and Party B hereby discharges Party A and its successors, assigns, affiliated companies, licensees, directors, employees and agents (collectively, “Affiliates”) from any liability to Party B arising from the use or disclosure of such results by Party A or any of its Affiliates;

(IV) Notwithstanding the provisions of Paragraph 2, Article 49, Party A shall not require Party B to transfer the results specified in Paragraph 2, Article 49 to the Company if Party B can provide written evidence to prove that all of the following conditions are met:

1. Party B has not used any equipment, articles, facilities or trade secrets of the Company and has made full use of his/her time outside of work for creation;

2. They have nothing to do with Party A’s business in any way;

3. They are not produced by Party B in completing any work for Party A;

4. Subject to confidentiality by Party A, Party B shall disclose to Party A all results which he/she considers to be his/her property and which are not governed by this Contract and the supporting documents reasonably required by Party A, whether such results are created by Party B alone or jointly with others, and whether such results are created before or during employment.

(V) Party B further agrees that, except as otherwise provided herein or agreed by Party A in writing, Party B shall have no right to and shall not directly or indirectly:

1. Copy, modify, amend, translate, produce, market, publish (release), distribute, sell, license or sublicense, transfer, lease, transmit, disseminate, display or in any other form use the results owned by Party A (including Party A’s affiliated enterprises), any part thereof or any form of duplicate;

2. Use the results owned by Party A (including Party A’s affiliated enterprises), any part thereof or any form of duplicate for creating derivative works, provide electronic access or reading, or store them in computer storage;

3. Apply for (or apply for registration of) results owned by Party A (including Party A’s affiliated enterprises) or any patent right, copyright, trademark, other industrial property or intellectual property related thereto in China or other countries or regions

4. Cause, aid or abet others to commit any of the above acts.

(VI) If certain rights to results owned by Party A (including Party A’s affiliated enterprises) must be vested in Party B according to applicable laws and regulations and the parties are not allowed to agree otherwise on the ownership issue, the parties hereto agree to deal with as follows:

1. If all or any part of such rights can be transferred according to applicable laws and regulations, Party B shall, to the maximum extent possible, transfer such rights to Party A (including Party A’s affiliated enterprises) free of charge;

2. If, in accordance with applicable laws and regulations, Party B cannot transfer all or any part of such rights to Party A (including Party A’s affiliated enterprises), or such transfer is subject to approval by government departments and is not approved, Party B hereby automatically licenses the non-transferable part of such rights to Party A (including Party A’s affiliated enterprises) free of charge so that Party A (including Party A’s affiliated enterprises) and its successors can maximize the use of the results (and the modified works and derivative works) owned by Party A (including Party A’s affiliated enterprises). The license provided for in this item shall be free of charge, irrevocable, exclusive (excluding Party B and all third parties), global and transferable, and Party A (including Party A’s affiliated enterprises) shall also have sub-license rights;

3. Party B agrees not to exercise the rights that cannot be transferred or licensed to Party A (including Party A’s affiliated enterprises) in accordance with the provisions of Item 1 or 2 above (including but not limited to the right of authorship and other “personal rights” to the results owned by Party A (including Party A’s affiliated enterprises)), except with the prior written consent of Party A (including Party A’s affiliated enterprises).

(VII) Party B agrees that any results disclosed by Party B to a third party within one year after the termination of the labor relationship or described in patent or copyright application filed by Party B or his/her representative shall be deemed to be the results owned by Party A (including Party A’s affiliated enterprises) in accordance with the terms and conditions of this Contract, except where Party B proves that the results are conceived, created or developed after the termination of the labor relationship, and implemented for the first time or expressed in a tangible form.

Article 52 Confidentiality

(I) For any technical information (such as methods, technical know-how, formulas, components, processes, discoveries, machines, models, devices, specifications, inventions, computer programs, research projects or similar projects) provided by Party A to Party B or otherwise accessed by Party B during the course of employment, business information (such as information concerning costs, profits, purchases, marketing, sales or customer lists), information relating to future development (such as research and development or future marketing or promotion plans) and other confidential or proprietary information or data (“Confidential Information”), Party B undertakes to use such Confidential Information only for the completion of tasks assigned by Party A and to return the Confidential Information and all duplicates thereof to Party A immediately upon request by Party A. Party B further agrees not to disclose or transmit any Confidential Information to any third party, or to use or license others to use the Confidential Information without prior written authorization of Party A;

(II) All records, computer programs, computer stored information, computer floppy disks and other media, documents, drawings, sketches, blueprints, manuals, letters, notes, notebooks, reports, memoranda, customer lists, other documents, equipment, etc. that are in any way related to the business of Party A (including Party A’s affiliated enterprises), whether drafted by Party B or not, shall be the sole property of Party A and shall not be removed from Party A’s workplace without prior written consent of Party A. Party B shall not copy or use such information or materials without authorization. Upon termination of the labor relationship, or at the request of Party A, Party B shall immediately return all such information or materials in tangible form and all duplicates and extracts thereof to Party A. Party B agrees not to make, retain or use any duplicates or extracts of such information and materials, and agrees to provide Party A with a confirmation letter upon termination of the labor relationship or at the request of Party A;

(III) Party B agrees to obtain the written consent of Party A before making any written or oral disclosure of any information about the business, customers, suppliers, employees, shareholders, directors or officers of Party A (including Party A’s affiliated enterprises). Party B acknowledges that Party A has the right to decide whether or not to publish such information, and Party A shall not be liable to Party B in exercising such right;

(IV) Party B shall not maliciously urge Party A’s employees to dissolve or terminate the labor relationship with the Company, or maliciously urge current or potential customers of Party A (including Party A’s affiliated enterprises) to stop or reduce business cooperation with Party A, or maliciously urge current or potential customers of Party A (including Party A’s affiliated enterprises) to engage in business cooperation with business rivals of Party A, either during the term of this Contract or after the rescission or termination hereof;

(V) Party B’s obligations under Article 51 hereof shall survive the expiration of the term hereof and the dissolution or termination of the labor relationship between Party A and Party B.

Article 53 Non-competition

(I) Party B undertakes not to, during the term of employment by Party A and during the non-competition period agreed herein after his/her resignation, hold any position in other enterprises, institutions or social organizations that produce or operate products similar to those of Party A (including but not limited to e-commerce software development services and other fields, others subject to the business scope covered by the business license and actual business scope of the Company) or provide similar services in any place without prior written consent of Party A, including shareholder, partner, director, supervisor, manager, employee, agent, consultant, etc. (including but not limited to establishing labor relationship, service relationship, part-time employment relationship, special labor relationship, etc.), and not to operate products or services the same as or competitive with those of Party A;

(II) After Party A and Party B establish labor relationship, Party A shall be Party B’s sole employer. Without the written consent of Party A, Party B shall not work in a company that competes or conflicts with Party A or take other part-time jobs during the term of employment by Party A;

(III) Non-competition period includes the period of performance of this Contract and 2 years after the rescission or termination of this Contract. The time of rescission or termination of this Contract shall be the time of rescission or termination specified in the certificate of rescission or termination issued by Party A to Party B;

(IV) Within two years after Party B leaves the Company, Party A shall pay Party B 30% of his/her basic salary every month as economic compensation;

(V) Party A shall have the right to supervise and inspect Party B’s non-competition obligations, and Party B shall cooperate with Party A in its supervision and inspection. If Party B fails to cooperate, it shall be deemed that Party B has violated his/her non-competition obligation;

(VI) Before receiving the economic compensation, Party B shall submit the following documents to Party A:

1. If Party B takes a position in any other employer during the non-competition period (including resigning from the Company and then taking a position in another employer), Party B shall submit a copy of the labor contract signed with the employer (or other contracts and agreements determining the labor relationship or special labor relationship or service relationship between the two parties) (check the original) and a copy of the monthly social insurance payment certificate issued by the social insurance administration department (check the original);

2. If Party B is unemployed during the non-competition period, he/she shall submit a valid unemployment certificate to Party A.

Article 54 Other undertakings

(I) Party B represents and warrants to Party A that he/she has not entered into any agreement with any other person that may prevent Party A from fully complying with the terms and conditions of this Contract;

(II) Party B represents and warrants to Party A that he/she has not and will not bring any proprietary or confidential information of his/her former employer into his/her work in Party A without the written consent of his/her former employer. Party B agrees not to disclose any trade secrets of any former employer to Party A. Party B further represents and warrants to Party A that his/her employment by Party A will not cause him/her to fail to perform his/her obligations to any other person or disclose any secrets of any other person;

(III) If according to the provisions of applicable laws and regulations, approval, registration or other procedures are required for this Contract to take effect or approval or other procedures are required for performance of Party B’s obligations under this Contract, Party B undertakes to assist Party A in handling relevant procedures and sign all necessary documents;

(IV) Party B undertakes to provide, during and after its employment by Party A, all assistance required by Party A free of charge (but the actual cost shall be compensated by Party A), so as to protect Party A’s rights and interests in all results owned by Party A (including Party A’s affiliated enterprises). Such assistance includes, but is not limited to, signing necessary documents and appearing in court as a witness when necessary in the course of any patent or copyright application or maintenance by Party A (including Party A’s affiliated enterprises) or in the course of any litigation or legal proceedings initiated by Party A (including Party A’s affiliated enterprises) anywhere in the world in connection with any results owned by the Company;

(V) Party B undertakes that, regardless of the reason why Party B leaves Party A, Party B shall give a written explanation of the name, nature and main business of the new employer to Party A before joining the new employer.

Article 55 Liability for breach

(I) Party B’s violation of any obligation hereunder during the term hereof shall be regarded as a serious violation of labor discipline and company rules and regulations, and Party A shall have the right to immediately terminate the labor relationship with Party B without giving any economic compensation and recover losses from Party B;

(II) If Party B violates any of his/her obligations hereunder after the rescission or termination hereof, Party A shall have the right to request Party B to make timely, full and complete compensation;

(III) If Party B violates the non-competition obligation hereunder within two years after the rescission or termination hereof, Party A shall have the right to immediately rescind this Contract, stop paying the aforementioned economic compensation and recover losses from Party B. If Party B violates the non-competition obligation, he/she shall pay Party A liquidated damages equal to ten times the total amount of economic compensation payable by Party A to Party B during the non-competition period under this Contract. However, if all economic and business losses suffered by Party A and its affiliated enterprises due to Party B’s breach are more than the aforesaid liquidated damages, Party B shall also pay timely, full and complete compensation for the difference. If it is difficult to calculate the losses of Party A and its affiliated enterprises, the amount of damages shall be based on the benefits obtained by Party B due to his/her conduct. If the act of Party B constitutes a crime, Party A shall transfer the case to the judicial organ for investigation of criminal responsibility;

(IV) Party B shall also bear reasonable expenses paid by Party A for stopping and investigating the breach, including but not limited to investigation and evidence collection fees, evaluation fees, lawyer’s fees, litigation costs, etc.

Article 56 The confidentiality and non-competition provisions shall be binding on both parties and their respective successors and assigns.

X. Other Provisions

Article 57 No matter in what form the labor relationship is dissolved or terminated, Party B shall complete the following work handover and termination procedures in accordance with the time and requirements specified by Party A:

(I) Party B shall, as required by Party A, promptly hand over the work to the designated personnel, including but not limited to: documents and materials that Party B handles, holds or keeps, which belongs to Party A or should be returned to Party A, and other work resources that can be transferred or communicated to Party A, etc.;

(II) Party B shall hand over property to the relevant departments of Party A, including: returning Party A’s office supplies, documents, equipment and other assets in good condition, fully transferring materials containing Party A’s important information, clearing the claims and debts between the parties, etc.;

(III) Party B shall pay Party A compensation or liquidated damages according to law and as agreed;

(IV) Party B shall go through the termination procedures at the relevant departments of Party A.

Article 58 If Party B fails to handle the work handover and termination procedures in time, Party A shall have the right to claim compensation from Party B for its economic losses, and all legal liabilities arising therefrom shall be borne by Party B.

Article 59 Within 15 days after rescission or termination of this Contract, Party A shall handle the procedures for transferring the file and social insurance account of Party B. After Party B completes the termination and handover procedures, Party A shall issue a certificate of dissolution or termination of labor relationship to Party B. The final salary shall be paid to Party B on the first salary payment date after Party B completes the termination and handover procedures, and the economic compensation or indemnity shall be paid according to the agreement between Party A and Party B.

Article 60 If there is still follow-up work on the business handled by Party B at the time of resignation, Party B agrees to provide Party A with necessary assistance unconditionally after leaving Party A.

Article 61 If Party B leaves the Company without authorization, Party A may terminate this Contract with Party B on the grounds of absence from work and deliver a notice to Party B. If Party B is unable to perform his/her duties for irresistible objective reasons (except investigated and punished by relevant authorities for engaging in illegal and criminal activities) and can provide legal and credible written proof, Party A may temporarily suspend performance of the obligations agreed herein. When the irresistible reasons are over, Party B shall immediately contact the relevant departments and return to work normally, and both parties may resume performing their obligations hereunder.

Article 62 If Party B fails to complete the handover work agreed herein with Party A and settle the liquidated damages, arrears and economic compensation payable to Party A in one lump sum before leaving the Company or leaving the Company without authorization, Party B agrees that Party A shall directly deduct them from the wage income and other funds payable to Party B.

Article 63 Before joining Party A, Party B shall bear all labor disputes, debt disputes, compensation liabilities, etc. between Party B and any third party (former employer, other relevant units, natural persons). If Party B’s work or Party A’s social reputation is seriously affected due to the aforementioned disputes, Party A may immediately terminate this Contract between the parties without paying economic compensation or indemnity to Party B.

Article 64 Party B agrees that the provisions of this Contract (including its annex, appendix, supplement or amendment) on non-competition, confidentiality, intellectual property, property and information return, as well as economic compensation and punishment for breach of provisions hereof and relevant provisions shall survive termination or rescission hereof.

Article 65 If there is any discrepancy between the body text of this Contract and the annex, appendix, other relevant contractual documents signed by both parties and Party B’s letter of undertaking in the description of the period of Party B’s service for Party A, the service period that expires at the latest shall prevail, and the term hereof shall be subject to change accordingly.

Article 66 Method of service of Party A’s notice to Party B:

Notice of performance, rescission, termination of this Contract and other matters related to this Contract between the parties shall be given in writing. A notice may be delivered in person, by mail or publication, etc.

In case of delivery by mail, Party B agrees that Party A shall serve to Party B at the residential address or domicile address as stated on page 1 hereof, or to the following recipient (immediate family member) designated by Party B. Any service to the following recipient shall be deemed as service to Party B:

Name: ___________Relationship with Party B: _________ Phone number: _____________

Mailing address: ___________________ Postal code: ___________________________

E-mail address: ___________________________________________________________

WeChat ID: ____________________________________________________________

Article 67 The parties agree upon the following terms through negotiation:

The Employee Manual, as annex to this Contract, shall have the same legal effect as this Contract

XI. Labor Dispute Resolution and Miscellaneous

Article 68 Any dispute arising from the performance of this Contract between the parties shall be settled through negotiation. If no agreement can be reached through negotiation, either party may apply to Shanghai Pudong New Area Labor and Personnel Dispute Arbitration Commission for arbitration. If either party is not satisfied with the arbitration award, it may file a suit with the people’s court at the place where Shanghai Pudong New Area Labor and Personnel Dispute Arbitration Commission is located.

Article 69 Matters not covered in this Contract or contrary to the relevant provisions of the state or local government shall be subject to the relevant regulations.

Article 70 Party B has carefully read and fully understood all contents of Party A’s Employee Manual, and is willing to fully comply with all provisions of the Employee Manual.

Article 71 This Contract and its annex, the Employee Manual and Party A’s relevant rules and regulations shall be confidential information of Party A and shall be kept confidential by Party B.

Article 72 This Contract shall come into force upon being signed or sealed by both parties. This Contract is made in duplicate, with each party holding one copy.

Signature Page

1. I have carefully read and understood all the terms of this Contract and its effect before signing it. I hereby represent and warrant that I am legally able to sign and be bound by this Contract. My signing and performance of this Contract has not and will not violate any contract or agreement with any former employer that is binding on me or any provision of any other organization or agency that is binding on me.

2. I understand that I sign this Contract on my own free will.

3. Party A has given reasonable time for consideration before I sign this Contract.

Party A: Sunshine Insurance Brokerage (Shanghai) Co., Ltd.	Party B:

(Signature or seal)	(Signature or seal)

Date:	Date:

Annex

1. Position

2. Annual assessment target (quarterly confirmation)

See the performance assessment target issued by the Company or department.

3. The provisions of Article 53 hereof on non-competition shall be applicable ☒ not applicable ☐ to Party B (select by checking box; if applicable, Article 53 Non-competition will be an integral part of this Contract).

4. Other provisions: Both parties hereby confirm that they understand the provisions of this Contract and relevant laws and regulations, and there are no other labor disputes.

Party A: Sunshine Insurance Brokerage (Shanghai) Co., Ltd.	Party B:

Seal:	Signature:

Date:	Date:

I confirm to sign this Contract. Signatory: _______________, date: _________________.